Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"ADVANCE NANOTECH, INC.", A COLORADO CORPORATION,

WITH AND INTO "ADVANCE NANOTECH, INC." UNDER THE NAME OF "ADVANCE NANOTECH, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 12:47 O'CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF OWNERSHIP IS THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 5 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4175422 8100M

AUTHENTICATION: 4836835

060587163

DATE: 06-19-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:47 PM 06/19/2006
FILED 12:47 PM 06/19/2006
SRV 060587163 - 4175422 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

ADVANCE NANOTECH, INC., A COLORADO CORPRATION

INTO

ADVANCE NANOTECH, INC., A DELAWARE CORPORATION

It is hereby certified that:

1. Advance Nanotech, Inc. (hereinafter called the "Corporation") is a corporation of the State of Colorado, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

2. The Corporation, as the owner of all of the outstanding shares of the common stock of Advance Nanotech, Inc., hereby merges itself into Advance Nanotech, Inc., a corporation of the State of Delaware.

3. The following is a copy of the resolutions adopted on the 11th day of May, 2006 by the Board of Directors of the Corporation to merge the Corporation into Advance Nanotech, Inc.:

> RESOLVED, that the Corporation be reincorporated in the State of Delaware by merging itself into Advance Nanotech, Inc. pursuant to the laws of the State of Colorado and the State of Delaware as hereinafter provided, so that the separate existence of the Corporation shall cease as soon as the merger shall become effective, and thereupon the Corporation and Advance Nanotech, Inc. will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.
>
> RESOLVED FURTHER, that the terms and conditions of the proposed merger are as follows:
>
> (a) From and after the effective time of the merger, all of the estate, property, rights, privileges, powers, and franchises of the Corporation shall become vested in and be held by Advance Nanotech, Inc. as fully and entirely and without change or diminution as the same were before held and enjoyed by the Corporation, and Advance Nanotech, Inc. shall assume all of the obligations of the Corporation.
>
> (b) No pro rata issuance of the shares of stock of Advance Nanotech, Inc. which are owned by the Corporation immediately prior to the effective time of the merger shall be made, and such shares shall be surrendered and extinguished.

Each share of the Corporation's Common Stock, without par value, (other than shares that are owned by shareholders exercising dissenters' rights pursuant to the Colorado Business Corporation Act, as amended), issued and outstanding immediately prior to the effective time of the merger shall be converted (without surrender of stock certificates or any other action on the part of any shareholder, the Corporation or Advance Nanotech, Inc.) into one fully-paid and non-assessable share of common stock, par value of $.001, of Advance Nanotech, Inc., with the same rights, powers and privileges as the shares so converted and all shares of the Corporation's Common Stock shall be cancelled and retired and shall cease to exist.

(c) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing Common Stock of the Corporation may (but is not obligated to) surrender the same to Advance Nanotech, Inc. or its transfer agent and such holder shall be entitled upon such surrender to receive in exchange therefore a certificate or certificates representing an equal number of shares of common stock of Advance Nanotech, Inc.

Each holder of an option, warrant, purchase right, unit or other security of the Corporation issued and outstanding immediately prior to the effective time of the merger (without any action on the part of such holder, the Corporation or Advance Nanotech, Inc.) shall be (i) converted into and shall be an identical security of Advance Nanotech, Inc. and (ii) in the case of securities to acquire the Corporation's Common Stock, converted into the right to acquire the same number of shares of Advance Nanotech, Inc. as the number of shares of the Corporation's Common Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security.

(d) From and after the effective time of the merger, the Certificate of Incorporation and the Bylaws of Advance Nanotech, Inc. shall be the Certificate of Incorporation and the Bylaws of Advance Nanotech, Inc. as in effect immediately prior to such effective time.

(e) The members of the Board of Directors and officers of the Corporation immediately before the effective time of the merger shall be the Board of Directors and officers of Advance Nanotech, Inc.

(f) From and after the effective time of the merger, the assets and liabilities of the Corporation and of Advance Nanotech, Inc. shall be entered on the books of Advance Nanotech, Inc. at the amounts at which they shall be carried at such time on the respective books of the Corporation and of Advance Nanotech, Inc., subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the merger; and, subject to such action as may be taken by the Board of Directors of Advance Nanotech, Inc. in accordance with

generally accepted accounting principles, the capital and surplus of Advance Nanotech, Inc. shall be equal to the capital and surplus of the Corporation and of Advance Nanotech, Inc.

RESOLVED FURTHER, that in the event the proposed merger shall not be terminated, the proper officers of the Corporation be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge itself into Advance Nanotech, Inc. and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever, within the States of Colorado and Delaware to effect this merger.

4. The proposed merger herein certified has been adopted, approved, certified, executed, and acknowledged by the Corporation in accordance with the laws under which it is organized.

5. The effective date and time of this Certificate of Ownership and Merger shall be Monday, June 19, 2006 at 5:00 PM EST.

Executed on this 14th day of June, 2006.

Advance Nanotech, Inc.,
a Colorado corporation

By: /s/M Magnus R.E. Gittins
Magnus R.E. Gittins
Chief Executive Officer